UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 12, 2015

PRA Group, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-50058	75-3078675
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

120 Corporate Boulevard, Norfolk, Virginia		23502
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	888-772-7326
Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On June 12, 2015, SHCO 54 S.à r.l., a Luxembourg subsidiary of PRA Group, Inc. and its Swiss Branch, SHCO 54 S.à r.l Luxemburg, Zug Branch, (together the “Borrowers”) along with certain of their affiliates as Guarantors, and the lenders party thereto entered into a First Amendment (the “First Amendment”) to the Borrowers’ Multicurrency Revolving Credit Facility dated as of October 23, 2014 (the “Credit Facility”).   DNB Bank ASA (“DNB”) is the mandated lead arranger, facility agent, bookrunner and security agent on the First Amendment, as well as a lender.  The First Amendment amends certain terms of the Credit Facility, providing, among other things, an increase in the total commitments from $500 million to an aggregate of $750 million, subject to certain requirements.  The First Amendment also provides for an increase in the maximum ERC ratio from 28% to 33%, subject to the payment of additional associated fees. Additional funds advanced pursuant to the First Amendment will be used primarily for general corporate purposes, including financing portfolio acquisitions.

DNB and its affiliates have engaged in, and may in the future engage in, banking and other commercial dealings in the ordinary course of business with PRA Group, Inc., the Borrowers or their affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

A copy of the First Amendment is attached as Exhibit 10.1 to this Current Report and is incorporated by reference herein. The foregoing description of the First Amendment is qualified in its entirety by reference to the full text of the First Amendment.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits
Exhibit 10.1 First Amendment Agreement, dated as of  June 12, 2015, by and among SHCO 54 S.à. r.l., and SHCO 54 S.à. r.l. Luxemburg, Zug Branch, Borrowers, the affiliate Guarantors, DNB, Nordea Bank Norge ASA and Swedbank AB (publ) as Lenders and DNB Bank ASA, as Mandated Lead Arranger, Bookrunner, Facility Agent and Security Agent.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRA Group, Inc.

June 16, 2015	By:	/s/ Keven P. Stevenson
Name: Kevin P. Stevenson
Title: EVP/CFO